                                                                    Exhibit 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926 ext. 6628

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619


                    BLYTH INDUSTRIES NET SALES UP 30 PERCENT
                     Net Earnings Track Sales Growth at 30%

GREENWICH, CT, June 5, 1998: Blyth Industries, Inc. (NYSE:BTH) reported today that first quarter Net Sales increased by 29.6 percent to $201,030,000 from last year's $155,060,000 while Operating Profits rose 31.9 percent to $25,710,000 from $19,489,000 in the prior year period. Net Earnings for the quarter increased 29.7 percent to $14,672,000 compared to $11,314,000 a year earlier. Diluted Net Earnings Per Share were up 30.4 percent to $0.30 per share from $0.23 per share for the first quarter last year.

This marks the 16th consecutive quarter since Blyth's IPO listing on the New York Stock Exchange that sales and earnings exceeded the same quarter of the prior year.

Commenting on the strong first quarter performance, Robert B. Goergen, Chairman and CEO, said, "The market for fragranced candles continues to grow in North America, as well as in Europe where sales growth again exceeded the company average. In addition, we continue to experience operating margin improvement as we benefit from the substantial capital investments made over the past three years and, to a lesser extent, the higher growth rates of our international and domestic PartyLite businesses."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor citronella candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold under various brand names, including Colonial Candle of Cape Cod (R), PartyLite Gifts(R), Carolina Designs (TM), Ambria (TM), Canterbury (TM), Florasense(R), Jeanmarie(R) and FilterMate (TM). It is also a leading producer of portable heating fuel products sold under the Sterno(R) and Handy Fuel(R) brand names. For the fiscal year ended January 31, 1998, Blyth reported sales of $687.5 million.

Blyth Industries invites you to view the enhanced Shareholder Information section of its website located on the Internet at www.blythindustries.com.

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                         BLYTH INDUSTRIES, INC.
                       Consolidated Statement of Earnings
                      (In thousands except per share data)
                                  (Unaudited)

                                                   Three Months         Three Months
                                                  Ended April 30,      Ended April 30,
                                                       1998                 1997
                                                  ---------------      ----------------
Net sales                                           $   201,030           $   155,060
Cost of goods sold                                       82,607                69,197
                                                      -----------            ----------
    Gross profit                                        118,423                85,863
Selling and shipping                                     72,364                51,517
Administrative                                           19,842                14,647
Amortization of goodwill                                    507                   210
                                                      -----------            ----------
                                                         92,713                66,374
                                                      -----------            ----------
    Operating profits                                    25,710                19,489
                                                      -----------            ----------
Other expense(income)
  Interest expense                                        1,723                   904
  Interest income                                           (56)                  (226)
  Equity in earnings of investee                             40                    (81)
                                                      -----------            ----------
                                                          1,707                    597
                                                      -----------            ----------
    Earnings before income taxes
    and minority interest                                24,003                 18,892
Income tax expense                                        9,428                  7,616
                                                      -----------            ----------
    Earnings before minority interest                    14,575                 11,276
Minority interest                                           (97)                   (38)
                                                      -----------            ----------
    Net earnings                                    $    14,672           $     11,314
                                                      -----------            ----------
                                                      -----------            ----------
Basic:
    Net earnings per common share(1)                $      0.30           $       0.23
    Weighted average number of shares outstanding(1)     49,115                 48,923

Diluted:
    Net earnings per common share(1)                $      0.30           $       0.23
    Weighted average number of shares outstanding(1)     49,633                 49,451

(1) Restated for June 1997 3 for 2 stock split effected as a stock dividend.


                          Consolidated Balance Sheets
                                 (In thousands)
                                  (Unaudited)

                                          April 30, 1998         April 30, 1997
                                          --------------         --------------
Assets
  Cash and Cash Equivalents               $       14,878         $       21,839
  Accounts Receivable, Net                        50,937                 43,700
  Inventories                                    150,103                121,027
  Property, Plant & Equipment, Net               171,928                115,909
  Other Assets                                    66,488                 19,900
                                          --------------         --------------
                                          $      454,334         $      322,375
                                          --------------         --------------
                                          --------------         --------------

Liabilities and Stockholders' Equity
  Bank Debt                               $       68,957         $       11,398
  Senior Notes                                    25,000                 25,000
  Other Liabilities                               98,578                 85,209
  Stockholders' Equity                           261,799                200,768
                                          --------------         --------------
                                          $      454,334         $      322,375
                                          --------------         --------------

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